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                      October 5, 2020

       Diana Jajeh
       Chief Accounting Officer
       GameStop Corp.
       625 Westport Parkway
       Grapevine, Texas 76051

                                                        Re: GameStop Corp.
                                                            Form 10-K for the
Fiscal Year Ended February 1, 2020
                                                            Filed March 27,
2020
                                                            Form 8-K Filed
March 26, 2020
                                                            File No. 1-32637

       Dear Ms. Jajeh:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services